UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2009

ICEWEB, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27865	13-2640971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22900 Shaw Road, Suite 111, Sterling, VA 20166

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  571-287-2400

45925 Maries Road, Dulles, VA 20166

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2009, we entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Technology Capital Partners, LLC (the “Investor”), which provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $3,000,000 of our Series C Preferred Stock. Under the terms of the Purchase Agreement, from time to time until July 23, 2010 and at our sole discretion, we may present the Investor with a notice to purchase such Series C Preferred Stock (the “Notice”). The Investor is obligated to purchase such Series C Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions. The Investor will not be obligated to purchase the Series C Preferred Stock (i) in the event the closing price of our common stock during the nine trading days following delivery of a Notice falls below 75% of the closing price on the trading day prior to the date such Notice is delivered to the Investor, or (ii) to the extent such purchase would result in the Investor and its affiliates beneficially owning more than 9.99% of our common stock.

On the date of delivery of each Notice under the Purchase Agreement, we will also issue to the Investor warrants to purchase our common stock at an exercise price equal to the closing price of our common stock on the trading day prior to the delivery date of the Notice. The number of shares issuable upon exercise of the warrant will be equal in value to 135% of the purchase price of the Series C Preferred Stock to be issued in respect of the related Notice, and shall have a term of two years, or four years if the exercise price is below the closing sale price of the common stock on the date of the Notice. Each warrant will be exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective and (ii) the date that is six months after the issuance date of such warrant.

The Series C Preferred Stock is redeemable after the fifth anniversary of the date of its issuance and is subject to repurchase by us (i) at any time at our election, or (ii) following the consummation of certain fundamental transactions by us, at the option of a majority of the holders of the Series C Preferred Stock.

Holders of Series C Preferred Stock will be entitled to receive dividends, which will accrue in shares of Series C Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date. Accrued dividends will be payable upon redemption of the Series C Preferred Stock. The Series C Preferred Stock ranks, with respect to dividend rights and rights upon liquidation:

●	senior to our common stock; and

●	on parity with our Series B Preferred Stock.

The Series C Preferred Stock and warrants and the common stock issuable upon exercise of the warrants will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

A copy of the press release issued by IceWEB on July 29, 2009 concerning the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press release dated July 29, 2009

99.2	Preferred stock purchase agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICEWEB, INC.

Date: July 31, 2009	By:	/s/ John R. Signorello
John R. Signorello,
Chief Executive Officer